Exhibit 99.1

Piper Sandler Companies 800 Nicollet Mall, Suite 900 Minneapolis, MN 55402

CONTACT
Pamela Steensland
Tel: 612 303-8185 pamela.steensland@psc.com

F O R I M M E D I A T E R E L E A S E

Piper Sandler Appoints Kate Clune as Chief Financial Officer

MINNEAPOLIS – January 2, 2024 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced that effective January 1, 2024, Kate Clune became chief financial officer (CFO) at Piper Sandler.

The firm previously announced in September that Clune would be assuming the CFO role from Tim Carter, who will remain with the firm through April to assist with the transition. Clune will oversee all financial operations of Piper Sandler, including leading the investor relations team. She will report directly to Chad Abraham, chairman and chief executive officer.

Clune joins the firm from Evercore Inc., where she most recently served as treasurer and head of planning and strategy. She previously spent 16 years at Morgan Stanley, serving in various capacities across operations, sales and trading and finance. Her roles included corporate treasury and CFO of their U.S. banks, as well as global head of financial planning and analysis.

“It is an honor to officially be named the next chief financial officer of Piper Sandler. Since joining the firm, I have been incredibly impressed by the talent and expertise of our teams. I want to thank Tim Carter for his support and mentorship during the transition. I’m excited to step into the role and work in close partnership with Chad and the rest of the leadership team to continue to grow the business and maximize value for our shareholders,” said Clune.

ABOUT PIPER SANDLER

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.

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